Amedisys, Inc.

First Quarter 2006 Earnings

May 2, 2006

10:00 am EDT

OPERATOR: Good morning, ladies and gentlemen. My name is Nia and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Amedisys <Company: Amedisys, Inc.; Ticker: AMED; URL: http://www.amedisys.com/ > First Quarter 2006 conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Brian Ritchie. Sir, you may begin your conference.

BRIAN RITCHIE, NOONAN RUSSO: Good morning and thank you for joining us today for Amedisys investor conference call to discuss recent corporate developments relative to this morning's first quarter 2006 earnings announcement.

By now, you should have received the press release. If for some reason you have not received the press release or unable to log on to the webcast, please call me, Brian Ritchie of Noonan Russo at 212-845-4269 and I'll be happy to assist you.

Speaking today, we have the Company's Chairman and Chief Executive Officer Bill Borne, the Company's President and Chief Operating Officer Larry Graham, and the Company's Chief Financial Officer Greg Browne. Management will give you an overview of the quarter's highlights and then open the call for questions and answers.

Before we get started, we would like to remind you that this conference call may contain forward looking statements regarding future events or the future financial performance of the Company including without limitation statements regarding operating results for calendar 2006, earnings per share in 2006, growth opportunities and other statements that refer to Amedisys' plans, prospects, expectation strategies, intentions and beliefs. These forward looking statements are based on the information available to Amedisys today. The Company assumes no obligation to update these statements if circumstances change.

For additional information, please see the cautionary statements included in Amedisys' most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time, I will turn the conference call over to Bill Borne. Please go ahead Mr. Borne.

WILLIAM F. BORNE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AMEDISYS, INC: Thanks, Brian. Good morning everyone.

I want to welcome our shareholders and we certainly appreciate the opportunity to share the Amedisys' vision with a continually expanding group of investors. Management to ensuring and maintaining a strategic direction while generating appropriate returns for all of our investors. The future of home nursing is very bright and Amedisys intends to take full advantage of all of our growth opportunities.

The Company continues to focus on our core strategic initiatives which we have outlined over the previous year. Primarily our efforts are focused on internal growth supplemented with acquisitions that meet our stated criteria.

Our overall revenue growth for the first quarter of '06 is up 81 percent from the first quarter of '05. While we are pleased with our top line revenue growth, we believe there are significant earning opportunities that will be fully realized as the year progresses. We believe our gross margin can be improved and in fact the gross margin in our acquired agency improved from 50 percent in our fourth quarter of '05 to 53 percent in the first quarter of '06. We expect to experience this improving trend throughout the remainder of the year.

Secondly, we expect the acquired agencies contribution margins to continue to improve over the remainder of the year as well. Larry will comment on this significant operational trend and others in a moment.

Finally, we will continue to focus on achieving operational leverage by driving down our corporate costs. Based on this information, we are optimistic about our earnings potential particularly in the second half of this year.

Last year, we experienced 60 percent to line growth, 50 percent bottom line growth and nearly doubled our operating location, each of which went through a substantial operational integration process. This year we are contemplating that process with a focus on completing that process with a focus on sales and site administration. We believe there is a high unrealized potential in these markets that is evident in our record revenue. It is also clear that the unrealized profit to date is related as to expense as previously discussed. Our initiatives are well underway to mitigate this impact. When all acquisitions perform on our mature agency metric, the earnings realization will be significant and will demonstrate our solid operational performance.

I would like to give a brief update on our CFO search. The Company has engaged Corn Ferry to assist us with identifying qualified candidates. We are in the process of interviewing several candidates at this time in an effort to identify the appropriate successor to Greg. We will not rush this process given the importance of hiring the right person for the long term benefit of the Company.

I would remiss if I closed without welcoming the employees of our new acquisition to Amedisys. I would like to recognize all the employees of seven Oklahoma branches ASAP Home Care as well as the employees of Alliance Home Health in South Carolina. Finally, I would like to welcome the therapists associated with Hulbert Therapy Services in Oklahoma as well.

We believe in the strategic approach we have outlined over a number of years, the key elements of which are to grow into the leading Medicare home nursing company, to emphasize outcome driven patient care, to utilize technology where possible for efficiency, to build disease management capabilities and to deliver appropriate return to our shareholders. We are well on our way to this approach in 2006.

I am especially excited about the progress, we have made in developing our call center, the purpose of which is to continue to track patients after discharge to ensure that outcome and patient satisfaction are consistent with the care we have provided. Our point of care initiative, providing laptops to care givers, is in the final trial stage and limited rollout has already commenced. This project will bring substantial returns particularly in 2007 but perhaps the most important aspect will be to materially assist us in our already strong compliance program.

We are pleased to announce that we have improvement in seven of ten outcomes from quarter three to quarter four, which is the most current data that CMS has posted. These also include our reduction in hospital and emergency care. We continue to focus on improving that outcome and as previously stated we have better outcomes than our competition in all ten of the categories on a regional basis. As I have said before, the enthusiasm and the commitment of our employees is by far our most strategic weapon ensuring a competitive advantage in the markets we serve. With that said, I would like to extend my heartfelt thanks to all of our Amedisys staff whose dedicated efforts have helped us every day to carry out our mission.

I will now pass this call to Greg for his financial overview which will then be followed by Larry with a brief operational update. Following Larry's update, we will open the call to a Q&A session. Thank you.

GREG BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS, INC: Thanks Bill.

I will now discuss financial highlights for the three months ended March 31st. This is with respect to the income statement and balance sheet as well as comment on reimbursement and guidance.

For the quarter our revenues of 127.2 million represent an increase of 81 percent on the first quarter of 2005. We reflect our strong internal growth as well as the 2005 acquisitions, particularly Housecall. All of the acquisitions completed since March 31, 2005 accounted for 35.2 million of the increase in revenue.

Now gross margin for the quarter reflected a percentage of approximately 56.2 percent of revenue above the fourth quarter number of 55.8, that's well below the first quarter number from 2005 of 59.6. The improvement in gross margin percentage since the fourth quarter is entirely attributable to improvements at the recent large acquisitions particularly Housecall that reduced the number last quarter. The gross margin on acquisitions including hospice is now running at approximately 53 percent and for the Home Health Agency acquisitions at closer to 55 percent. While there is still room for improvement, particularly in the visits per episode of the Housecall Agencies, the focus has now shifted more to G&A expenses.

The Company recorded revenue per episode of $2,649 in the first quarter, an increase of approximately 2.3 percent over the first quarter of 2005 of $2,587. It is important to note that although our base episode rate was frozen as a result of the Deficit Reduction Act, we've enjoyed a five percent rule add on since January the 1st which added approximately 0.8 percent to our average episode reimbursement. The goal setting improvements of our recent acquisitions over the last quarter, for example, revenue per episode at Housecall, improved by approximately four percent this quarter to almost $2,600 and Spectracare improved by over eight percent to approximately $2,550. Amedisys now completes over 39,000 episodes of care each quarter, relatively small variations in revenue per episode and core significant changes to revenue. These numbers will therefore vary from quarter to quarter.

With respect to general and administrative expenses particularly salaries, benefit and compensation expense, at 32.7 million, we're higher by some 3.9 million than the fourth quarter. Administrative head count did not start to decline until February following an extensive review when therefore there were some momentum to these expenses. We expect to see significant improvements in this number in subsequent quarters as a result of recent staff reductions. The increase is accounted for in part by severance costs of $600,000 principally recorded in March. An increase in non cash stock compensation costs because of the implentation SFAS123R of approximately 500,000, and other increases and expenses associated with bonus accruals, higher 401K benefits and payroll tax costs.

Our other general administrative expenses at 23.6 million were essentially unchanged from the fourth quarter of 2005. G&A expenses were materially unchanged from the fourth quarter on a percentage of revenue basis at 46 percent although higher than the 43 percent reported for the first quarter of last year. Our guidance implies that we expect this number to be at or below the 2005 number of 43 percent by the second half of the year.

Our operating income of 12.7 million is some 11 percent higher than the 11.5 million reported in the first quarter of 2005. Net income of 7.3 million after tax provision of 38.8 percent is materially unchanged when compared with 7.1 million in the first quarter of 2005. An increase per share of $0.45 per diluted share was comparable with the prior year quarter.

With respect to the balance sheet, our cash balances totaled almost 9.5 million at March 31st after making 20 million in cash payments relating to deferred payroll and state taxes, 4.1 million on acquisitions and 4.7 million on capital expenditure all during the first quarter. In addition, we drew down 10 million on our revolving credit facility during the quarter and have since repaid 2 million of this. The Company made total debt payments of 3.5 million during the quarter and expect an amount of approximately 7 million for the remainder of 2006.

Our day sales outstanding decreased significantly to approximately 55 days from the 62 days we reported at December. We've collected approximately $130 million in cash during the quarter compared with the $127 million we booked at revenue. And we hope to see further improvement in this metric in the current quarter.

The Company was able to defer federal tax payments during the first quarter and expects that this will continue into the second quarter and although there will be a catch up in Q3, the payments would approximate the tax expense thereof.

We're taking capital expenditure for the quarter total 2.3 million, approximately the same as in the previous quarter. Our current estimate for routine capital expenditure for fiscal 2006 remains at approximately 7 million, which includes amounts for start ups, acted upgrades for acquisitions and particularly IP spending aimed at increasing productivity. Excluded from this title is 3.5 million related to the rollout of our point of care device that Bill referred to earlier and approximately 16 million for the refurbishment of the building to be used as our corporate office.

Cash flow was strong with EBITDA at 15.4 million, an eight percent improvement when compared with the fourth quarter and 16 percent higher than the first quarter of last year. Cash flow from operations was negative for the quarter at 6.5 million although this reflects the 20 million paid in deferred taxes that I referred to earlier.

With respect to reimbursement, we have no material information regarding changes to the current reimbursement environment.

Guidance: We are reducing our annually share guidance for 2006 from $2.25 to $2.35 per diluted share on revenues of approximately of 520 million and the diluted shares were total approximately 16.4 million for the full 2006 year.

As mentioned in our press release the combination of higher than expected stock compensation expense, now expected to be $0.08 rather than the $0.05 discussed last year, and higher interest rates perhaps accounting for another $0.02 of the change and uncertainty regarding the timing of achieving margin goals for acquisitions and the commencement date of start ups, all dictate a slightly more cautious approach to guidance.

Larry will now comment on operations.

LARRY R. GRAHAM, PRESIDENT AND CHIEF OPERATING OFFICER, AMEDISYS, INC.: Thank you, Greg.

Our operational strategic plan continues to center around our internal and external growth strategy, due in part to our strict adherence to these strategies, our first quarter internal growth rate over last year in Medicare admissions of 17 percent. We are certainly pleased with this number and based on market growing at least seven to nine percent annually, we are confident in our long term ability to deliver at least 15 percent growth in Medicare admission. Our total growth rate over the first quarter of last year in Medicare admission is 58 percent. We will continue to focus on growing our business through the implementation of a dual strategy centered on internal growth initiative be it same store sale, start up, an external growth opportunity, the acquisitions that meet out strategic criteria.

Start ups continue to play a role in our expansion. In 2005, we opened 25 new locations. For the year, we plan on opening 35 to 45 new home health locations. This is a slightly more conservative for 2006 than we have discussed previously reflecting certain delays that we have been experiencing in the regulatory approval process as well as a more temperate approach to expanding our regions continuous state. However, opening 35 locations will still be a 40 percent increase over 2005 start up. In the first quarter, we opened seven new locations. Our plan is to continue with our strategic branch expansion based upon local market opportunity.

On the acquisition front, as previously announced, we made two acquisitions in the first quarter. We acquired a seven home health agency business in the central Oklahoma area on January 1st. Additionally, we acquired an Oklahoma based therapy staffing company, also on January 1st. More recently, on April 1st, we acquired a home health agency in the Certificate of Needs State of South Carolina.

During the first quarter, we began implementing our cost production plan. We have looked at corporate as well as field expenses and reduced expenses both in relation to salaries and wages and non salary related items. We believe these efforts will result in improved profitability beginning in quarter two.

While we are continuing our policy of not providing quarterly guidance, all things being equal, we believe a $0.05 to $0.06 improvement will be recognized in relation to the cost reduction efforts beginning in quarter two with more significant improvements to be recognized as the fiscal year progresses.

We have broken our revenue and contribution margin down in quarter one as follows: contribution margin is pre tax and pre corporate overhead, approximately 86 million in home care revenue relating to agencies we have owned longer than 12 months with a contribution margin of 31 percent; approximately 28 million in home care acquisition revenue that we have acquired since April 2005 with a contribution margin of 18 percent; approximately 9 million hospice revenue with a contribution margin of 23 percent. As a reminder, industry margins in hospices are generally lower than margins in home care by approximately five percent. Approximately 3.8 million in start up revenue related to the last 12 months with a contribution margin of negative one percent.

Going forward, in an effort to help investors better gauge our progress and operational strength, we will be providing a similar breakdown following each quarter.

While we are pleased with the improvements in acquisition contribution margin from quarter four which it went from approximately 10 percent to 18 percent, we still have improvements to be made. Based on the cost reduction efforts and future improvements in acquisitions, we are on track to significantly improve margins for the remainder of 2006.

I certainly want to thank all of the operations managements for their results today in improving the performance of these critical acquisitions and the commitment to meeting our strategic goals. Also while start ups obviously produce at different levels depending on start date, we are pleased that start ups are generating the appropriate revenue growth and that combined start ups for '05 and '06 are slightly below break even.

We are pleased with the first quarter growth rate and the opportunities that lie ahead in 2006. We continue to focus on being the premier low cost, high quality provider in home health. We believe that focus, execution and commitment to clinical outcomes will separate us from our competition. I would like to express our appreciation for the continued support of our shareholders, customers, employees and vendors.

At this time we will open the call to your questions. Please limit yourselves to two questions so that we may allow question time for everyone. Time permitting, we will allow for follow up questions. Thank you.

OPERATOR: At this time, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Thank you.

Your first question is coming from John Ranson of Raymond James.

JOHN RANSON, RAYMOND JAMES: Hi, good morning. Nice progress in the quarter. The G&A number that Greg talked about, 46 percent in the first quarter going to 43 percent was that for the entire back half of the year, kind of 43 percent of revenue?

LARRY R. GRAHAM: John, this is Larry. That's going to be gradual through the year with, hopefully with the run rate by the end of the fourth quarter will be there.

JOHN RANSON: So not for the entire back half but run rate by the fourth quarter?

LARRY R. GRAHAM: No, because it's not going to be a complete cliff drop off.

JOHN RANSON: Sure.

LARRY R. GRAHAM: It will be a little bit more gradual than that.

JOHN RANSON: OK. And then secondly, this is a little softer question but could you talk about, you know, having capital at PCs and not having nurses having to drop back to the branches to manually input data. What could that mean for you in terms of productivity? And also speaking of productivity, where are you now in terms of Housecall visits per episode versus where you might go? Thanks.

LARRY R. GRAHAM: I'll start with the latter question, Housecall visits per episode are still in the 18.5 range and we're in the 16.5 range on a macro basis so Greg mentioned some room for some gross margin expansion and that's in relation to the Housecall visits per episode improving over the next three quarters.

And the first part of your question is on capital on the PCs. One of the biggest complaints in home care is the paper work and having to fill that out, not only at the patient's home but later at night and then bring it back into the office. Our capital of PCs will allow the clinicians to fill it out at the home, at the bedside and be completely done when they leave that patients' home and at their discretion they can upload it wireless via the internet, they can come home and plug it in or they can bring it to the office and plug it in and upload it. So obviously it will decrease their travel time and their after hours paperwork if you will.

WILLIAM F. BORNE: And John, a big advantage as well is standardization of documents, the smart edit that usually takes a couple of days to go back and forth from the outside vendors can now be done instantaneously on the patients' bedside. So they can be locked in when the information is disseminated. Also, it will allow us to prevent any inefficiencies from the application of any clinical documentation that may be inadvertently left out at the first time and have to be circled back and adjusted or added. So the whole process will be more efficient, more effective, more timely and would help us with maintaining our overall compliance oversight as well.

OPERATOR: Thank you. Your next question is coming from Art Henderson of Jefferies & Company.

ART HENDERSON, JEFFERIES & COMPANY: Yes, I was wondering if you could go over the cost reductions that you did in Q1 and than what you expect to do in Q2.

LARRY R. GRAHAM: Art, this is Larry. The cost reductions in Q1 obviously were a lot of FTE related cost reduction. Somewhere in the neighbor of 200 FTEs field and corporate based on productivity standards and Greg articulated the $600,000 of severance cost that we booked in March. And I further clarified that saying that you will see a $0.05 to $0.06 improvement in quarter two related to strictly cost reductions in salaries and wages. Also we looked at overtime, we looked at consulting, we looked at travel and training, all non salary related items and some of those will take effect at the beginning of quarter two and some more in quarter three and quarter four.

ART HENDERSON: And were your cuts on the FTEs across the board in all departments?

LARRY R. GRAHAM: I wouldn't say it was equally across the board but it did affect almost every single department. We went through all the corporate departments as well as the field but we had a staffing model based on census in the field. So we looked heavily at that, obviously the acquisition agencies were more heavily impacted than agencies we've owned for awhile.

ART HENDERSON: Did you make any reductions in your compliance department?

LARRY R. GRAHAM: No, the only reductions in the compliance department were compliance people that we inherited from Housecall.

ART HENDERSON: And how many are in your department now?

LARRY R. GRAHAM: Four.

ART HENDERSON: Four, OK. One more question, on the allowance for doubtful accounts, I notice that it declined since December and I was just wondering is that indicative of, was there a right off there or was it lower bad debt expense during the quarter?

GREG BROWNE: Art, this is Greg Browne. We did make some write offs during the quarter, somewhat more than where we had done in prior quarters because we wanted to basically get everything dealt with prior to '05. So that probably had some impact in the day sales outstanding maybe a day, maybe a day and a half of the reduction was due to that. But in terms of the allowance and the expense during the quarter, we made no change.

ART HENDERSON: OK. So your bad debt expense for the quarter for Q1 and Q4 was what?

GREG BROWNE: The bad debt expense for Q1 was right on 2 million and for Q4 was somewhat less than that, it was about 1.5 if I recall correctly, I have to go back and check.

OPERATOR: Thank you. Your next question is coming from Eric Gommel of Stifel Nicolaus.

ERIC GOMMEL. STIFEL NICOLAUS: Good morning. I wanted to just, if you could expand on the DSO decline. At this point, have you, I think last quarter you talked about having issues with rebilling Spectracare, has everything, you know, acquisition wise been fully billed to this date from?

LARRY R. GRAHAM: Hey Eric, this is Larry. I am going to expand on Arthur's question as well as yours. As you know, DSO went from 62 to 55, we estimate about 5 days of that was through normal cash collection efforts and two days of that was related to write off. The allowance of the percentage of receivables is right under 14 percent. Those of you that followed at the end of last year, it was north of 15 percent. So we still feel comfortable with our allowance but we did write off everything related to 2004 and earlier. So we just cleaned up some old receivables. Then, Eric, can you refresh on you first comment, question?

ERIC GOMMEL: I was curious, I mean, last earnings call, you talked about delays in paperwork and billing related to Spectracare and I think you were in the process of rebilling that stuff and what I'm trying to understand is are we all caught on the billing as it relates to the acquisitions?

LARRY R. GRAHAM: We had pretty much eliminated what we called our unbilled, we had less than $1 million in unbilled. So a lot of that has been pushed through on Spectracare as far as going out the door and you will see some cash collections related to that in quarter two. But we're not, we're no longer sitting on CHOW (ph) paperwork, we're waiting to process, that happened at the end of quarter one.

ERIC GOMMEL: And just on the corporate level costs, I mean at this point have you eliminated all duplicate corporate costs, is that what you're, I mean, between the Housecall people and your people, or are they're still more to go?

LARRY R. GRAHAM: At this point, we no longer have a corporate headquarters in Knoxville, Tennessee so we eliminated the duplicate overhead but you will not see that impact till quarter two as we mentioned earlier because we have the severance cost, a lot of the severance cost in quarter one.

ERIC GOMMEL: Great, thanks.

OPERATOR: Thank you. Your next question is coming from Balaji Gandhi of Oppenheimer & Company.

BALAJI GANDHI, OPPENHEIMER & COMPANY: Good morning. I was just wondering if you could give me the episode and visits for the quarter.

LARRY R. GRAHAM: Greg mentioned we did a little over 39,000 complete episodes for the quarter and our total episode, visits per episode were actually about 16.9.

BALAJI GANDHI: OK. Then the hospice revenues were about 9 million, was that right?

LARRY R. GRAHAM: That's correct.

BALAJI GANDHI: OK. And then the other question was cap ex, you think you said was 7 million was routine and then you went through a couple of other items that weren't included in your routine number, if you could just quantify that and go through what they were again?

LARRY R. GRAHAM: Sure, there's $3.5 million of the tab of PC that we expect to spend this year.

BALAJI GANDHI: OK.

LARRY R. GRAHAM: There's $16 million in cash related to the building, that's the build out, actually right now they're over from what we're currently at.

BALAJI GANDHI: OK. And that will all be in the balance of the year, the 16 million?

LARRY R. GRAHAM: Yeah and if you were profiling out for the balance just do it, pro rated evenly throughout the year evenly every month.

BALAJI GANDHI: OK. Great, and just on the DSOs, where can we expect those to be because with the five day improvement in this quarter, where do you think they can be at the end of this year, let's say?

LARRY R. GRAHAM: At the end of the second quarter, we're hopeful to be at the low 50, at the end of the year, we would love to break that 50 mark.

BALAJI GANDHI: OK. Great, thanks.

OPERATOR: Thank you. Once again, if you do have a question, please press star, and then the number one on your telephone keypad at this time.

Your next question is coming from Sheryl Skolinck of CRT Capital.

SHERYL SKOLINCK, CRT CAPITAL: Excuse me. I'm curious about the change in the stock based compensation estimate and why that expense is expected to be higher, if the Company's performance was less than planned in the fourth quarter and little less solid than perhaps the street expects it in the first quarter? Why would, and the stock is not as high as it was certainly towards the end of the year or even in the very beginning of this year. So why is the stock base compensation expense going to be higher with lower head count?

GREG BROWNE: Yeah, the, Sheryl, this is Greg Browne. The change in stock compensation expense from our previous estimate really relates to two items. One is on the stock options themselves, these are not new grants but these are a slight change to the method by which we value them, net increase is somewhat. The other related to something that I missed last year, related to the expensing of the discount that we give to our employees that purchase shares under the employees stock purchase plan and that's required to be accounted for there as well, that will account for about perhaps 4 or $500,000 this year on pre tax basis. So that accounts for most of the terms.

SHERYL SKOLINCK: You said 4 to 500,000 on a pre tax basis?

GREG BROWNE: Yeah.

SHERYL SKOLINCK: OK. And to what extent has the Company now been able to implement its intensive case review and all that it involved in the Housecall facilities and is that part of the reason why the revenue per episode is increased so nicely?

LARRY R. GRAHAM: Yes. Sheryl, this is Larry. The case mix review that you're referring to is part of our just standard procedures that we do on all of our agencies as well as our acquisition agency. The revenue per episode increase, we do so many episodes a year, now 39,000, it is reasonable for us to expect that the acquisition revenues to come in line with our agency revenue per episode which is what your seeing in Housecall and Spectracare. As well as you will see utilization come in line with our agencies because as I have stated before we do everything based on national standards of care and we profile our patient based on clinically what's wrong with them and provide the care per episode and desire to get the appropriate outcome and in Bill's comments you notice that we improved seven of the ten outcome on a national basis this quarter.

SHERYL SKOLINCK: I understand that but the price increase seem you know, pretty significant and positive and clearly, you know, your revenues benefited from that strength but the last time you talked about those agencies, you know, the volumes in those agencies were not especially robust given all of the management changes that you had done. I don't remember if you commented on pricing in those agencies but clearly you've been able to improve, it seems, on the revenue per episode there. So can, you know, can you comment specifically is it as a result of having achieved some integration of those facilities and to the Amed way of doing things? And also has there been any improvement in the volumes in those facilities?

LARRY R. GRAHAM: Yeah. I think that's two questions. The first question answer is yes, it's due to integration. It is totally common in all of our acquisitions to see revenue per episode come in line with the revenue per episode average with Amedisys. So that's not uncommon and typically that happens with the integration of our system and our clinical protocol inside the agencies.

The Housecall volume in the first quarter was somewhere to the Housecall volume in the fourth quarter. As I mentioned earlier, you put your systems in, you put your clinical protocols in, you add your sales people and then on the back half, you typically see admission growth which we're looking forward to in quarter three and quarter four.

SHERYL SKOLINCK: So the sales people are there?

LARRY R. GRAHAM: Yes.

SHERYL SKOLINCK: Great. Thank you.

LARRY R. GRAHAM: Thanks, Sheryl.

OPERATOR: Thank you. And as a final reminder, to ask a question, please press star, and then the number one on your telephone keypad at this time.

Your next question is coming from John Ranson of Raymond James.

JOHN RANSON: Hi, good morning again. Housecall goes into the same store in the fourth quarter. Is that going to have any meaningful effect as we model out same store volumes? Do you think that will have any meaningful impact on the kind of run rate 17 percent that you had this quarter?

LARRY R. GRAHAM: John, it actually goes to July 1, so it would be quarter three.

JOHN RANSON: OK.

LARRY R. GRAHAM: And right now, that, it has rolls in this month, it would decline that about two to three points.

JOHN RANSON: OK.

LARRY R. GRAHAM: Obviously our goal is to improve that between now and July. As I stated earlier, the total number of admissions may be the same.

JOHN RANSON: Sure.

LARRY R. GRAHAM: That large chunk rolls in, it may impact your internal growth rate by a couple of percentage points.

JOHN RANSON: So I mean, so just a semantics question, so you put it in, most (inaudible) companies wait till they have it in for a full quarter. You close that in the third quarter, kind of midway through the third quarter, if I remember that right, or was you close that on July 1?

LARRY R. GRAHAM: On July 1.

JOHN RANSON: OK, my apology. So it has, so specifically for Florida which is not a CON state, has there, when might you see some, expect to see some improvement in your volume performance in Florida which I understand was a challenge for kind of legacy Housecall.

LARRY R. GRAHAM: That's correct. I think beginning in quarter three, which is about two months away, we've got ourselves more stabilized, we've got our staff stabilized. I think you actually visited some of the agencies?

JOHN RANSON: Sure.

LARRY R. GRAHAM: And we've been through a lot of the integration, so now business as usual, if you will and we should start to see a pick up.

JOHN RANSON: OK. And then the other thing, are you seeing any, I mean going back to the table PCs, as you said, limited, Bill mentioned limited rollout, are you seeing early returns on that in terms of productivity? Are there any, is it more of a retention tool and a morale tool or do you think there's any meaningful productivity impact in kind of '07, as we think about '07.

WILLIAM F. BORNE: John, it's more than a retention in morale. It will allow us almost complete electronic medical records as well as interface with our referring physician. It has a huge impact, this is a program that's been in development for four years now, we finished an exhaustive beta. Our plan is to have this rolled out completely throughout '06 and into '07. You're going to see the primary results of the full impact in '07 although you start seeing something in probably the middle to the end of third quarter and into the fourth quarter. But it's not something that will be measurable until I think until you get into '07. But it has a lot more of an impact than just a digitalization of data. It has a huge impact on compliance where we can adhere to physician's orders and also relating to certain clinical issues. I think Art begged the question earlier, in reference to compliance and about reduction in FTEs and I want to comment, Larry mentioned four full time compliance people who are dedicated that report directly to the chief compliance officer who we have 24 people in our clinical services that our full time mobile clinical that also add a large role in compliance. So we feel the (inaudible) through this technological application has a lot to do with allowing us to not only more efficient, more effective but more compliant as well. We also talked about FTEs and a reduction of FTEs and we had to unfortunately lay off a couple of hundred people. I think we made the mistake when we did the Housecalls of duplicating some of the cooperative initiatives through adding people.

JOHN RANSON: Right.

WILLIAM F. BORNE: We identified in that transition that process improvement was a lot better. So although we've had a reduction in people, our processes across the board and our effectiveness and efficiencies and the operational metrics all the way to clinical metrics and compliance metrics are more appropriate and more effective at this point in time. So we don't believe that we've sacrificed anything as a matter of fact, we've improved a lot of our processes and our efficiencies through that reduction and focus on all the right things.

So we think the point of care is a long term strategy that will clearly separate us from the manual processors that many of our competitors are using.

LARRY R. GRAHAM: And John, to put it in perspective, we have it 5 agencies of the 240 right now.

JOHN RANSON: OK.

LARRY R. GRAHAM: It's not a programming, we're rolling it out and we haven't taken those five all the way into productivity gain. When we get to that point, we'll start with a more aggressive roll out.

JOHN RANSON: Great thank you.

OPERATOR: Thank you. We have a follow up question coming from Art Henderson of Jefferies & Company.

ART HENDERSON: Hi, I was wondering have you given any more thought to putting in a share repurchase authorization?

LARRY R. GRAHAM: I'm sorry, can you expand upon that?

ART HENDERSON: Well I know that previously there's been some concern that with the stock being valued where it is that, you know, a share repurchase plan being authorized and put in place might be of interest to not only but to your shareholders. I'm curious to know, where, what your thoughts are on putting a share repurchase plan in place at this time.

WILLIAM F. BORNE: Well Arthur, we think this question, this is Bill, we have put some thought into it as a matter of fact in our recent board meetings was only a couple, three weeks ago, we allocated a good bit of time for that. And we discussed it in general. And, you know, while we think it's exciting to look at potentially repurchasing some of our stock, in order to repurchase enough of it to make a significant difference, you know, we felt that we had to go to the market and possibly borrow some of that cash and with the cash on hand, we think we have better use for it. We have some good acquisitions that are out there. You know our pipeline is semi full with the smaller the 3 to 5 to $7 million deals. And we think that our focus should be growing externally versus going out and purchasing our shares as buy back that could be looked at as a token action.

So we're expecting just to focus on what we're doing to operate and to use our cash and available proceeds to do some external deals and continue to improve upon our margins and our earnings and to put that ball to the market and we think by the time the second quarter comes around and the proof is in the pudding that all that will be behind us and we'll use our money to go forward and do great things for the Company.

ART HENDERSON: OK. Thanks for the thoughts on that and one follow up question on the compliance issue. I mean, I noticed this has been, you know, metrics have been scrutinized by lots of folks and it sounds like you have made some improvements. I mean is there a point in time where you guys would consider putting out some independent, you know, numbers to support some of your metric improvements. I mean, it seems to me like the issue that's behind a lot of the short interest is, is that your doing something aggressive on coding, or things of that nature or clinical outcomes and whatnot and I'm just wondering is there anything that you guys have thought about in the way of putting out press releases that talk about outcomes, that talk about independent surveys that might be helpful to us?

WILLIAM F. BORNE: Art, you know, the best metric that we can put out is the outcomes. And as I mentioned earlier, we are measured by CMS now by ten outcomes. And if you look at the region that we provide services in and it is important to look at the regional average first of all because you we're up against the same demographics in our own region. We beat the competitors on all ten outcomes. We have our outcomes that are above in performance on all ten competitors.

On the national average there are a couple of outcomes that we kind of measure up that we're below on and we talked about those. Those are the hospitalization and the emergency care. I mentioned earlier that from quarter three to quarter four, we've improved on seven of those ten outcomes including emergency care and hospitalization. So we think that the outcomes are the best metrics that we can share with the market that really demonstrates the result of our clinical protocol and the best practices that we use.

OCS has something published. Anybody can pull up their website and drill in reference to their review of outcomes. They're the largest data of clinical information that is out there, second to CMS and they're more current. So that information is fully available. So if somebody wants something specific from us, we're happy to provide that.

ART HENDERSON: OK. So just taking that data and just putting it out in a press release or something so that it's more obvious to lots of people beyond having to go search for it, I mean, that's not something you really want to do.

WILLIAM F. BORNE: Well, you know, it's something we've talked about and we've considered it and we've actually prepared some documents but we think that's almost kind of reactionary to the market and when we have concerns we refer them to the proper website and people can look at. We think that an independent study that is out there, we think that information that's available through CMS is more valid than us trying to regurgitate something and put it on the market. So it's kind of our position for now.

ART HENDERSON: OK. Thanks.

OPERATOR: Thank you. Your next question is coming from Gregory Macosko of Lord Abbett.

GREGORY MACOSKO, LORD ABBETT: Yes. Thank you. Just so I understand, I was not clear on the core growth on the sort of same facility growth, sort of, ex the acquisitions?

LARRY R. GRAHAM: 17 percent in Medicare.

GREGORY MACOSKO: In Medicare and that relative to, you know, overall is it would be a little lower?

LARRY R. GRAHAM: When you say overall growth, the overall growth all in was 58 percent and specifically to internal growth which we define as same store as well as start ups was 17 percent and I'll remind that, you know, we're 93 percent Medicare so that's a significant portion of it.

GREGORY MACOSKO: OK. And then with regard to salaries and benefits, can you give us a sense of, obviously those went up based on the acquisitions and the like, what was the, your wage cost or your kind of salary costs increase, say year over year sequentially?

LARRY R. GRAHAM: Typically our salary and wage has increased about three to four percent and that's including the one time bump you'll see because we did a large acquisition, so just year over year increase that we're modeling out.

GREGORY MACOSKO: And that includes, as benefits as well?

LARRY R. GRAHAM: That's correct.

GREGORY MACOSKO: Thank you.

LARRY R. GRAHAM: Thank you.

OPERATOR: Thank you. And now I would like to turn the floor back over to Mr. Borne for any closing remarks.

WILLIAM F. BORNE: Alright. Thank you, Nia. We appreciate everybody's comments and we appreciate everyone's questions. We feel that the performance of the first quarter is indicative of the improving operational metrics and we look forward to sharing the second quarter and certainly the remainder of the year. It seems like some of the concerns especially in reference to some of the share positions is orientated around our outcomes, our clinical services. I just want to remind everyone that Amedisys has spent years perfecting its disease management programs and using best practices to put together care algorithms which allow us to approach care on a very standard and structured application that gives us the best outcome. And when you get that outcome you're just so happen to get other financial improvements and your compliance is also better and we're very proud of the achievement that this Company has achieved over the years and we look forward to sharing more financial and clinical data with you over the years. So thank you guys for calling in. We look forward to our second quarter conference call.

OPERATOR: This concludes today's Amedisys First Quarter 2006 conference call. You may now disconnect.

END